Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 17, 2008

FOR IMMEDIATE RELEASE

For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION SECOND QUARTER EARNINGS
INCREASE 4.2% OVER PREVIOUS PERIOD

BILOXI, MS (July 17, 2008)—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported second quarter 2008 earnings rose to $2,178,000,  an increase of 4.2% over first quarter 2008 net income, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

For the six months ended June 30, 2008, the company’s net income totaled $4,267,000, down 9.2% from the same period last year.

Earnings per share for the second quarter of 2008 were $.41 per average weighted share, compared to $.39 per share in the first quarter of 2008, an increase of 5.1%, based on weighted average shares outstanding of 5,361,327 and 5,396,898 for the quarters ended June 30, 2008 and March 31, 2008, respectively.

Earnings per share for the six months ended June 30, 2008 were $.79 per share, compared to $.85 per share for the first half of 2007. Earnings per share figures for the six-month periods are based on weighted average shares outstanding of 5,379,112 and 5,541,765 on June 30, 2008 and June 30, 2007, respectively.

“Our operating earnings for the quarter and the first half of this year have remained steady in the face of the most challenging financial environment I have seen in my career,” said Swetman.

”Although our bank has not suffered the severe asset write downs that have precipitated the unparalleled collapse in share prices of so many regional banks, we nevertheless are carefully monitoring our credit quality. With a primary capital base of 12.47%, well in excess of minimum regulatory requirements, we enjoy the capacity to selectively pursue high-quality business,” he added.

“Our underlying operations remain solid, as our loan volume increased 10% for the first half of 2008 compared to the same period last year, and net interest margins are experiencing slow but steady improvement,” said Swetman. “Additionally, our Board of Directors last month approved the tenth consecutive increase in our semi-annual common stock dividend, now at $.29 per share, demonstrating our collective confidence in the strength of our bank and the resilience of our local economy.”

Founded in 1896, with $897 million in assets as of June 30, 2008, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The bank also formed a mortgage loan department in July, 2007, to provide residential loans for primary, secondary and multi-family homes up to four units.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(Unaudited)
(In thousands, except per share figures)

EARNINGS SUMMARY

Three Months Ended June 30,	2008	2007
Net interest income	$7,083	$7,565
Provision for loan losses	48	51
Non-interest income	2,631	1,962
Non-interest expense	6,404	6,280
Income taxes	1,084	1,210
Net income	2,178	1,986
Earnings per share	.41	.36

Six Months Ended June 30,	2008	2007
Net interest income	$14,285	$14,994
Provision for loan losses	94	100
Non-interest income	5,168	4,612
Non-interest expense	12,969	12,306
Income taxes	2,123	2,498
Net income	4,267	4,702
Earnings per share	.79	.85

PERFORMANCE RATIOS (annualized)

June 30,	2008	2007
Return on average assets	.92%	.95%
Return on average equity	7.40%	9.06%
Net interest margin	3.56%	3.41%
Efficiency ratio	67%	63%

BALANCE SHEET SUMMARY

Balance at June 30,	2008	2007
Total assets	$896,537	$990,620
Loans	472,965	429,853
Securities	335,237	428,601
Total deposits	564,622	668,708
Total federal funds purchased	205,356	197,143
Shareholders' equity	105,527	98,465
Book value per share	19.76	17.85
Weighted average shares	5,379,112	5,541,765

PERIOD END DATA
Allowance for loan losses as a
percentage of loans	1.97%	2.53%
Loans past due 90 days and
still accruing	957	1,488
Nonaccrual loans	4,869	3,803
Primary capital	12.47%	11.06%